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                                   FORM 8-K/A



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934



        Date of Report (Date of earliest event reported): June 20, 1995



                         WEBSTER FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Delaware                   0-15213                 06-1187536
- ----------------------------     -------------          -------------------
(State or Other Jurisdiction      (Commission             (IRS Employer
     of Incorporation)            File Number)          Identification No.)



               First Federal Plaza, Waterbury, Connecticut 06720
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                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (203) 753-2921
                                                           --------------



                                 Not Applicable
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)



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Item 5   Other Events

         Webster Financial Corporation ("Webster") and Shelton Bancorp, Inc. ("Shelton Bancorp") jointly announced on June 20, 1995 that they had signed a definitive agreement and plan of merger, dated June 20, 1995 (the "Merger Agreement"), pursuant to which Webster agreed to acquire Shelton Bancorp on a stock for stock basis through a merger with a Webster wholly-owned subsidiary formed for such purpose (the "Merger"). The Merger Agreement was amended as of July 26, 1995. The amendments to the Merger Agreement pertain primarily to the manner in which Shelton Savings Bank will be merged into a wholly-owned savings bank subsidiary of Webster after the Merger and do not affect the consideration to be received by the shareholders of Shelton Bancorp in the Merger. This Form 8-K/A is being filed by Webster to append the amended Merger Agreement as
Exhibit 2.

         Under the terms of the Merger Agreement, shareholders of Shelton Bancorp will receive .92 of a share of Webster common stock for each share of Shelton Bancorp common stock (the "Exchange Rate"). The Exchange Rate is not subject to market price adjustment. The Merger is intended to be a tax-free exchange. The Merger represents an aggregate transaction value of $29.4 million, or $21.85 per share, based on 1,343,341 outstanding shares of Shelton Bancorp and the $23.75 closing price on June 16, 1995 of Webster common stock. The Merger is expected to close in the fourth quarter of 1995 and to be accounted for as a pooling of interests. Webster expects to recognize a restructuring charge of approximately $3 million.

         Shelton Bancorp, a Delaware corporation located in Shelton, Connecticut, is the holding company of Shelton Savings Bank. Shelton Savings Bank, a Connecticut chartered savings bank, operates six full service banking offices in eastern Fairfield and southwestern New Haven counties. Deposits at Shelton Savings Bank are insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund. The Merger Agreement also provides for Shelton Savings Bank to be merged into a wholly-owned savings bank subsidiary of Webster, and for the banking offices of Shelton Savings Bank then to be operated as banking offices of that subsidiary.

         At March 31, 1995, Shelton reported total assets of $295 million, deposit liabilities of $271 million, and shareholders' equity of $19.5 million. Shelton's net income for its fiscal year ended June 30, 1994 was reported at $2.3 million, or $1.71 per fully diluted share. For the nine months ended March 31, 1995, Shelton reported net income of $1.7 million or $1.25 per fully diluted share. At March 31, 1995, Shelton's nonaccrual assets amounted to 0.9% of its total assets and its allowance for loan losses represented 79% of its nonaccrual loans.

         The Merger is subject to various federal and state regulatory approvals (including approvals by the Office of Thrift Supervision and the Connecticut Commissioner of Banking) and other customary closing conditions. The Merger Agreement has been unanimously approved by the Boards of Directors of both Webster and Shelton Bancorp. In connection with their approval of the Merger Agreement, the Board of Directors of Shelton Bancorp was advised by Alex. Brown & Sons, Incorporated. Approval of Webster's shareholders is required for the issuance of the additional shares of Webster common stock in the Merger by a majority vote of the shares of Webster common stock to be cast at a special meeting. Approval of the Merger by a two-thirds vote of Shelton Bancorp's outstanding shares will be required. Each of the directors and executive officers of Shelton Bancorp has signed a Stockholder Agreement (Exhibit C to the Merger Agreement) pursuant to which they agree to vote their shares (which in the aggregate represent 16% of the outstanding Shelton Bancorp common stock) in favor of the Merger.

         At June 20, 1995, there were options outstanding to purchase 110,591 shares of Shelton Bancorp common stock held by its directors, officers and other employees. Upon consummation of the Merger, these options (to the extent not previously exercised) will become options to purchase Webster common stock, subject to adjustment as to price and number of shares to reflect the Exchange Rate.

         Webster and Shelton Bancorp also have entered into an option agreement, dated June 20, 1995 (the "Option Agreement", which is Exhibit B to the Merger Agreement), in which Shelton Bancorp has granted Webster the option to purchase 267,324 newly issued shares of Shelton Bancorp common stock (which is equal to 19.9% of the outstanding Shelton Bancorp common stock) at a price of $17.00 per share, subject to certain adjustments (the "Option"), in the event of (i) the acquisition by any person (other than Webster or its subsidiaries) of beneficial ownership of 25% or more of the then outstanding Shelton Bancorp common stock, or (ii) Shelton Bancorp entering into a letter of intent or definitive agreement to engage in an acquisition transaction with any person (other than Webster or its subsidiaries) or the Board of Directors of Shelton Bancorp recommending for approval or acceptance by Shelton Bancorp's shareholders of an acquisition transaction with any person (other than Webster or its subsidiaries).


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Item 7.  Financial Statements and Exhibits.

         c.  Exhibits

                 2. Agreement and Plan of Merger, among Webster Financial Corporation, Webster Acquisition Corp. and Shelton Bancorp, Inc., dated June 20, 1995 as amended, including Exhibits A through G thereto.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WEBSTER FINANCIAL CORPORATION
                                                (Registrant)



                                               /s/ John V. Brennan
                                        -------------------------------------
                                                   John V. Brennan
                                              Executive Vice President,
                                        Chief Financial Officer and Treasurer








Date: July 27, 1995

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